Exhibit 10.2

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) IS THE TYPE THAT DARIOHEALTH CORP., TREATS AS PRIVATE OR CONFIDENTIAL. OMISSIONS ARE DENOTED IN BRACKETS THROUGHOUT THIS EXHIBIT.

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made and entered on October 1, 2026 (the “Effective Date”), by and between DarioHealth Corp., a Delaware corporation with its principal place of business at 322 W 57th Street, #33B, New York, NY 10019 (the “Company”), and Steven Nelson, an individual having an address at [**] (the “Consultant”). Company and Consultant are referred to collectively as the “Parties” or each as a “Party”.

WHEREAS, the Company is engaged in digital services designed to help consumers manage and improve their well-being and life satisfaction (the “Company’s Business”); and

WHEREAS, the Company wishes the Consultant to render consulting services to the Company as described in this Agreement, and the Consultant is willing to provide the Company with such professional services on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties hereby agree as follows:

1.	DUTIES

1.1.	The Parties agree to coordinate the time and scope of the services or such other activities that the Consultant shall provide to the Company under this Agreement as described on Appendix A herein (the “Consulting Services”), provided, however, that the Consultant shall determine the manner of performing the Consulting Services. The Company shall determine, in its sole discretion, whether and how to use the end product resulting from the Consulting Services.

1.2.	The Consultant represents that Consultant is licensed (as applicable) and has the qualifications, the experience and the ability to properly perform the Consulting Services. The Consultant shall utilize the highest professional skill, diligence, ethics and care in providing the Consulting Services.

1.3.	The Consultant further represents and warrants to the Company that (i) the execution and delivery of this Agreement will not constitute a default under or conflict with any agreement or other instrument to which the Consultant is a party, including without limitation, any confidentiality or non-competition agreement, or to which the Consultant is bound and does not require the consent of any person or entity and (ii) the Consultant will not use, during the performance of the Consulting Services, any confidential or proprietary information of any third party. The Consultant shall advise the Company in the event that the Consultant becomes aware of a new restriction with respect to the Consultant’s involvement in the provision of the Consulting Services. In such event the Company shall have the right to terminate this Agreement immediately.

1.4.	The Consultant further represents and warrants to the Company that the Consultant is the sole owner of all right, title and interest in all submissions made pursuant to this Agreement, consisting of any copyrightable material (the “Submissions”), including the copyrights therein, and that all Submissions are original.

1.5.	The Consultant shall personally perform the Consulting Services, and shall not assign, subcontract or delegate the performance of the Consulting Services or any part thereof to any other person or entity, unless specifically approved by the Company in advance in writing.

1.6.	Due to the nature of the Company’s Business and to ensure a secure digital work environment and compliance with laws and regulations, the Company may provide equipment and electronic devices, such as a laptop computer, to the Consultant for performing the Consulting Services (the “Equipment”). The Consultant hereby acknowledges that any Equipment is the sole property of the Company and must return the Equipment to the Company immediately upon the termination of this Agreement or at the Company’s request. The Consultant must fully cooperate with the Company in the return of the Equipment.

2.	COMPENSATION

2.1	In consideration for the Consulting Services provided to the Company throughout the Term (as defined below), the Company will grant Consultant 30,000 shares of restricted stock of the Company. These restricted stock shares will vest on the first anniversary of the grant date, or immediately upon a Change in Control, as defined in the Company’s 2020 Equity Incentive Plan. Notwithstanding the foregoing, if the Company terminates this Agreement for any reason, 15,000 of the 30,000 restricted stock shares shall immediately vest in full as of the effective date of such termination. If the Agreement ends before the full Term, the number of restricted shares granted to the Consultant will be adjusted based on the actual duration of the Agreement. The grant of restricted stock shares is subject to approval by the Company’s Compensation Committee of the Board of Directors. The Consultant shall not be entitled to any other compensation and/or expense reimbursement of any nature.

3.	REPORTS

3.1.	Upon the request of the Company, the Consultant shall submit reports detailing the Consulting Services provided and a description of the work completed during each relevant period.

4.	NATURE OF RELATIONSHIP

4.1.	The Consultant will serve in the capacity of an independent contractor, and not as an employee of the Company, for all purposes, including, but not limited to, employee benefit programs, income tax withholding, health or other insurance, unemployment benefits, or otherwise. The Consultant shall not be entitled to benefits that may be afforded from time to time to Company employees, including without limitation, health benefits, disability benefits, vacations or holidays or payment therefor, sick leave, workers’ compensation, unemployment insurance and pension or retirement plan contributions.

4.2.	The Company shall not withhold any amount from the compensation payable to the Consultant but shall issue to and file with the Internal Revenue Service a form 1099, if required, to report all compensation paid to Consultant. The Consultant shall be fully responsible for paying all federal, state and local taxes, including but not limited to income, Social Security and unemployment taxes.

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4.3.	The Consultant is not an agent of the Company and shall not enter into any agreement or incur any obligations on the Company’s behalf, or commit the Company in any manner without the Company’s prior written consent.

5.	TERM AND TERMINATION

5.1.	The term of this Agreement will commence on the Effective Date and continue until December 31, 2027 (the “Term”), unless terminated earlier in accordance with the terms of this Agreement.

5.2.	Either Party can terminate this Agreement with 30 days’ notice, with or without cause by providing the other Party at written notice. Such termination will be effective as specified in the notice, and the Consultant’s involvement with the Company shall cease accordingly.

5.3.	The Company may terminate this Agreement immediately for cause, which shall include but not be limited to: (i) breach of this Agreement by the Consultant; (ii) the Consultant's failure to follow reasonable directions of the Company; or (iii) the Consultant's engagement in misconduct that injures the reputation or business of the Company.

5.4.	Termination shall not relieve the Consultant of the Consultant’s continuing obligations under this Agreement, including, but not limited to, the requirements of Appendix B attached hereto.

6.	INTELLECTUAL PROPERTY

6.1.	The Parties acknowledge that intellectual property may result from the Consultant providing the Consulting Services under this Agreement. Any intellectual property and works of authorship developed under this Agreement will be deemed works-made-for-hire under federal copyright law, and all ownership rights will belong to the Company. If any intellectual property and works of authorship do not qualify as works-made-for-hire under federal copyright law, the Consultant hereby irrevocably grants, assigns, transfers, and conveys, or shall cause to be assigned, transferred, and conveyed to Company and its successors and assigns all rights, title, and interest of the Consultant in all intellectual property resulting from the Consulting Services provided under this Agreement. Consultant shall fully cooperate with the Company to take all necessary actions to implement this provision, including the execution of documents and filing of applications.

7.	CONFIDENTIALITY, DEVELOPMENT RIGHTS AND RESTRICTIONS

7.1.	Attached hereto as Appendix B are additional terms regarding confidentiality, intellectual property rights and other restrictions. These terms are incorporated into this Agreement and are fully binding on the Consultant. The terms set forth in Appendix B will remain in effect after the termination of this Agreement.

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7.2.	In connection with this Agreement, there may be instances in which Consultant will be exposed to Confidential Information (as defined in Appendix B), including material non-public information concerning the Company, its employees, its representatives, its affiliates, or its securities. Consultant expressly acknowledges that federal and state securities laws prohibit any person who misappropriates material non-public information from purchasing or selling securities of the Company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Consultant further acknowledges that it is aware of the prohibition set forth in 17 CFR § 240.10b5-1 on trading securities on the basis of material non-public information, and further agrees that if it receives such material non-public information, it will at all times comply with 17 CFR § 240.10b5-1 and not trade such securities on the basis of any such material non-public information.

8.	MISCELLANEOUS

8.1.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed therein, without giving effect to the principles of conflicts of law. The Parties hereby irrevocably submit to the exclusive jurisdiction of the federal and state courts located in New York City to resolve any dispute or matter arising out of or in connection with this Agreement.

8.2.	Waiver. Any failure of either Party to enforce any provision of this Agreement shall not be construed as a waiver of such provision or any other provision herein and shall not prevent the Party from enforcing a subsequent breach of the provision.

8.3.	Severability. If a provision of this Agreement is deemed unenforceable by a competent court due to invalidity or conflict with any law of a relevant jurisdiction, the validity of the remaining provisions shall not be affected. The rights and obligations of the Parties shall be construed and enforced as if this Agreement did not include the particular provision(s) held to be unenforceable.

8.4.	Counterparts/Execution. This Agreement may be executed in counterparts, and all such counterparts when taken together shall be deemed an original and will constitute one and the same instrument. An electronic signature shall be deemed an original signature for all purposes.

8.5.	Entire Agreement. This Agreement represents the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes any and all prior negotiations, understandings, representations or agreements, whether written or oral. This Agreement cannot be modified, changed or amended except in writing signed by the Parties.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date:

DARIOHEALTH CORP.		CONSULTANT

Signature:	/s/ Chen Franco-Yehuda	Signature:	/s/ Steven Nelson
Full Name:	Chen Franco-Yehuda	Full Name:	Steven Nelson
Title:	CFO	Email:
Date:	August 20, 2026	Date:	August 20, 2026

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Appendix A

CONSULTING SERVICES

The following services are the initial scope of Consulting Services, to be updated by the Parties from time to time:

•	Monthly Executive Advisory Call. Participate in one monthly call with Erez Raphael (or his designee) to discuss business strategy, commercial priorities, market developments, and other matters where Steven’s historical knowledge of Dario may be helpful.

•	Industry Insights and Market Perspective. Provide periodic perspective on relevant healthcare industry trends, payer/employer developments, competitive activity, and commercial opportunities based on Steven’s experience and industry knowledge.

•	Strategic Introductions. From time to time, and where appropriate in Steven’s discretion, facilitate introductions or connections to industry participants, customers, partners, advisors, or other relevant contacts that may benefit Dario.

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Appendix B

CONFIDENTIALITY, INTELLECTUAL PROPERTY RIGHTS AND RESTRICTIONS

This is an Appendix B to the Consulting Agreement between the Company and the Consultant.

As further inducement to the Company’s entering into the Consulting Agreement, I agree to the following terms.

1.	Confidentiality

I acknowledge that in the course of performing Consulting Services for the Company, I may (or may have) receive(d), learn(ed), be(en) exposed to, obtain(ed), or have (had) access to non-public information relating to the Company, its business, operations and activities, including without limitation commercial, financial, business or technical information, inventions, developments, processes, specifications, technology, know-how and trade secrets, information regarding marketing, operations, plans, activities, customers, suppliers, and business partners, whether written, oral, electronic or in any other media (“Confidential Information”), and hereby undertake: (a) to maintain the Confidential Information in strict confidence at all times and not to communicate, publish, allow access to, divulge or otherwise disclose or make available the Confidential Information in whole or in part, to any person or entity, directly or indirectly, and (b) not to use the Confidential Information for any purpose other than for the performance of the Consultant Services. I recognize that the Company may receive confidential or proprietary information from third parties, subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. In connection with such duties, such third party information shall be deemed Confidential Information hereunder.

Upon the earlier of the Company’s request or the termination of the Consulting Agreement, I shall return to the Company any and all documents and other tangible materials containing Confidential Information, and shall erase or destroy any computer or data files in my possession containing such Confidential Information, such that no copies or samples of Confidential Information shall remain with me.

All Confidential Information made available to, received by, or generated by me shall remain the property of the Company, and no license or other rights in or to the Confidential Information is granted hereby. All files, records, documents, drawings, specifications, equipment, notebooks, notes, memoranda, diagrams, blueprints, bulletins, formulas, reports, analyses, computer programs, and other data of any kind relating to the business of the Company, whether prepared by me or otherwise coming or having come into my possession, and whether or not marked or classified as Confidential Information, shall remain the exclusive property of the Company.

2.	Development Rights

I acknowledge that all inventions, developments, improvements, mask works, trade secrets, modifications, discoveries, concepts, ideas, techniques, methods, know-how, designs, and proprietary information, whether or not patentable or otherwise protectable, which are or have been invented, made, developed, discovered, conceived or created, in whole or in part, by me, independently, or jointly with others, (a) related to the Company’s Business or research and development and are invented, made, developed, discovered or conceived during the term of the Consulting Agreement, (b) within the framework of the Consulting Agreement, or as a result of my relationship with the Company, or (c) with the use of any Company’s equipment, supplies, facilities, or proprietary information, shall be the sole and exclusive property of the Company (all of the above: the “IP Rights”). I shall have no rights, claims or interest whatsoever in or with respect to the IP Rights. I hereby irrevocably and unconditionally assign to the Company any and all rights and interests in the IP Rights.

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I undertake to take all necessary measures and to fully cooperate with the Company, during and after the term of the Consulting Agreement, in order to perfect, enforce, and/or defend the IP Rights, as described above, and effectuate the Company’s title and interest therein, including without limitation as follows: (a) to promptly disclose to the Company any and all IP Rights; (b) to keep accurate records relating to the conception and reduction to practice of all IP Rights, which records shall be the sole and exclusive property of the Company and shall be surrendered to the possession of the Company, immediately upon their creation; and (c) to provide the Company with all information, documentation, and assistance, including the preparation or execution, as applicable, of documents, declarations, assignments, drawings and other data, all such information, documentation, and assistance to be provided at no additional expense to the Company, except for out-of-pocket expenses incurred by me at the Company’s request or with the Company’s prior written consent. For the removal of any doubt, I shall not be entitled to any additional compensation for fulfilling my duties hereunder.

3.	Assignment of Copyrights

I hereby grant, transfer, assign, and otherwise convey to the Company, irrevocably and without reservation or limitation of any kind, the entire right, title, interest and ownership in the Submissions, including without limitation all registered and unregistered copyrights, and all subsidiary and derivative rights of every kind and character, in and to the Submissions throughout the world, for the full term of copyright and any renewals and extensions thereof that are or may be secured under the laws of the United States and all foreign countries, now or hereinafter in effect, including without limitation (a) the right to claim copyright and to obtain copyright registrations in the sole name of the Company under the laws of the United States and all foreign jurisdictions throughout the world, and (b) the right to bring actions for any and all past infringements of any of the copyrights in the Submissions which occurred from the time of creation of the Submissions through the date on which this instrument is executed, and the right to receive and retain the proceeds relating to such infringements.

I hereby expressly waive any and all rights arising under 17 U.S.C. § 106A, and any other provision of U.S. federal law or the law of any state, or under the law of any other country, that conveys rights of the same nature as those conveyed under 17 U.S.C. § 106A, or any other type of moral right in the Submissions.

4.	Non-Solicitation and Non-Intervention

I agree that, so long as I am engaged with the Company as consultant, or advisor of Company and for a period of twelve (12) months thereafter, I shall not solicit for employment, directly or indirectly, any of Company’s' employees, current or previous, for engagement in a business that is competitive with the Company’s Business.

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So long as I am engaged with the Company as consultant, or advisor of Company and at all times thereafter, I will not make any statement that is professionally or personally disparaging about, or adverse to, the interests of the Company, including, but not limited to, any statement that disparages any product, service, financing, financial condition, capability or other aspect of the business of the Company.

I hereby acknowledge that the provisions of this Section are reasonable to legitimately protect the Company’s Confidential Information, IP Rights and property (including intellectual property and goodwill) to which I, in my position in the Company, have been and will continue to be exposed, and that my compensation under the Consulting Agreement incorporates special consideration with respect to this non-competition undertaking.

5.	General

I understand and agree that monetary damages would not constitute a sufficient remedy for any breach or default of the obligations contained in this Appendix B, and that the Company shall be entitled, without derogating from any other remedies, to seek injunctive or other equitable relief to remedy or forestall any such breach or default or threatened breach.

In the event that the extent or duration of any obligation hereunder exceeds or extends the duration allowed by law, such obligation shall be deemed to be the maximum extent or duration allowed by law.

The provisions of this Appendix B shall survive the termination of the Consulting Agreement.

IN WITNESS WHEREOF, I have executed this Appendix B on the Effective Date.

CONSULTANT

Signature:	/s/ Steven Nelson
Full Name:	Steven Nelson
Date:	8/20/2026